RenaissanceRe Holdings Promotes Todd R. Fonner to
Chief Risk Officer and Chief Investment Officer

Pembroke, Bermuda, August 10, 2006 — RenaissanceRe Holdings Ltd. (NYSE: RNR) announced today that Senior Vice President and Treasurer Todd R. Fonner has been promoted to the positions of Chief Risk Officer and Chief Investment Officer, effective immediately.

Neill Currie, Chief Executive Officer, commented: ‘‘We are fortunate to have someone of Todd’s caliber to manage these critical aspects of our business and are pleased to recognize his many contributions to Renaissance with this promotion. Risk management is a cornerstone of our business and, as Senior Vice President & Treasurer, Todd has played a key role in the work we do to manage risk as an organization and continually improve upon that function. In addition, Todd has done an excellent job acting in the capacity of the Chief Investment Officer since July 2005. It’s more than appropriate that we make that role formal, and we look forward to his continued sound stewardship of our investment portfolio.’’

In the newly established position of Chief Risk Officer, Mr. Fonner will be responsible for leading the ongoing assessment of the overall risk profile of RenaissanceRe Holdings Ltd. He will also work closely with business unit leaders to enhance processes to identify, assess, and manage business unit level risks. To manage the overall enterprise-wide risk profile, the position will also work with the Chief Financial Officer, Chief Compliance Officer and Chief Accounting Officer, who will remain responsible for the operational, compliance and regulatory risk and the financial controls of the company. As Chief Investment Officer, Mr. Fonner will have management and oversight responsibility of the investment portfolio of RenaissanceRe Holdings Ltd., and its subsidiaries and affiliates.

Mr. Fonner will report to Mr. Currie, and will be a member of the Operating Committee. He will continue to serve as Senior Vice President and Treasurer while an external search is undertaken for a successor.

Mr. Fonner, 39, joined RenaissanceRe in 2001 as Vice President and Treasurer. Prior to joining RenaissanceRe, Mr. Fonner served as Vice President of Centre Solutions, responsible for underwriting and structuring finance and credit related transactions. From 1993 to 1996 he served as Manager of Strategic Planning for USF&G. He has over 15 years of insurance and reinsurance industry experience.

Mr. Fonner graduated with a B.A. in Mathematics from Middlebury College and received an M.B.A. in Finance from the University of Chicago.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk, which includes primary insurance and quota share reinsurance.

Cautionary Statement under ‘‘Safe Harbor’’ Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company's future business prospects. These statements may be considered ‘‘forward-looking.’’ These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Reports on Form 10-Q for the periods ending March 31, 2006 and June 30, 2006.

# # #

Investor Contact:	Media Contact:
RenaissanceRe Holdings Ltd. Todd R. Fonner Senior Vice President and Treasurer 441-239-4801	Kekst and Company David Lilly or Dawn Dover 212-521-4800